Exhibit l.4

August 28, 2020

Nuveen Dynamic Municipal Opportunities Fund

333 West Wacker Drive

Chicago, Illinois 60606

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Ste. 1601

Chicago, Illinois 60606

RE:	Nuveen Dynamic Municipal Opportunities Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen Dynamic Municipal Opportunities Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion and consent filed with the Securities and Exchange Commission in the Pre-Effective Amendment to the Fund’s Registration Statement on Form N-2 (File Nos. 333-234592 and 811-23489) on August 25, 2020.

In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP MORGAN, LEWIS & BOCKIUS LLP